As filed with the Securities and Exchange Commission on November 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.

(Exact Name of registrant as specified in its charter)

Connecticut	06-0739839
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

93 West Main Street

Clinton, Connecticut 06413

(860) 669-8636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2017 CONNECTICUT WATER COMPANY DEFERRED COMPENSATION PLAN

(Full title of the plan)

David C. Benoit, Interim President and CEO,

Senior Vice President-Finance, Chief Financial

Officer and Treasurer

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

Telephone: (860) 664-6030

(Name, address and telephone number of agent for service)

With a copy to:

Edward B. Whittemore, Esq.

Murtha Cullina LLP

CityPlace, 29th Floor

185 Asylum Street

Hartford, Connecticut 06103

Telephone: (860) 240-6075

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$7,200,000	100%	$7,200,000	$896.40 (2)

(1)	This registration statement (the “Registration Statement”) registers $7,200,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of The Connecticut Water Company (“CWC”), a wholly-owned subsidiary of Connecticut Water Service, Inc. (the “Company”) payable by the Company in the future under the 2017 Connecticut Water Company Deferred Compensation Plan (the “Plan”).
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculation of the registration fee for the Registration Statement, based upon an estimate of the compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I has been omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” and instructions to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated by reference, as of their respective dates, in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 13, 2017;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, as filed with the SEC on May 8, 2017, and for the fiscal quarter ended June 30, 2017, as filed with the SEC on August 8, 2017, and for the fiscal quarter ended September 30, 2017, filed with the SEC on November 8, 2017; and

(c) The Company’s Current Reports on Form 8-K, as filed with the SEC filed with the SEC filed on January 11, 2017, February 27, 2017; April 3, 2017, April 3, 2017, May 15, 2017, July 6, 2017, August 30, 2017, September 29, 2017 and September 29, 2017; and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut

(860) 669-8636

Attn: Corporate Secretary

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

This Registration Statement covers the Deferred Compensation Obligations of Connecticut Water Service, Inc. (the “Company”) under the 2017 Connecticut Water Company Deferred Compensation Plan (the “Plan”). The following is a summary of the Plan as it relates to those Deferred Compensation Obligations. The summary does not purport to be complete and is qualified in its entirety by reference to the Plan. Defined terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

The Company maintains the Plan to provide a select group of management and designated eligible employees as selected by the Compensation Committee an opportunity to defer on a pre-tax basis a portion of their Base Salary (up to a maximum of 50%) and their Incentive Compensation (up to a maximum of 100%). The Company may, but is not required to, make Discretionary Contributions to the Plan in an amount and on terms determined by the Compensation Committee.

The Plan is not subject to the vesting, funding and fiduciary duties provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Plan represents the Company’s unsecured contractual commitment to deliver deferred compensation in the future in the form of the Deferred Compensation Obligations.

In addition to elective deferrals made by Plan Participants, the Plan permits, but does not require, the Company to make discretionary contributions. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to ten (10) years.

The Deferred Compensation Obligations are general unsecured obligations of the Company. In the event of the Company’s bankruptcy or insolvency, Participants will become general unsecured creditors of the Company. The Company is not required to establish or maintain any fund or trust to provide for the payment of the Deferred

Compensation Obligations. If a fund or trust is established, Plan Participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of the Company’s bankruptcy or insolvency.

The Deferred Compensation Obligations are not convertible into any other security of the Company and are generally not transferrable except upon the death of the Participant. The Deferred Compensation Obligations do not have the benefit of any negative pledges or of any covenants on the part of the Company other than to pay the Deferred Compensation Obligations in accordance with the terms of the Plan.

As part of their deferral elections, Participants may choose the time and manner of distribution of their deferral Accounts. Payment of deferral Accounts balances will be made at the time and in the form elected, subject to the limitations and restrictions contained in the Plan, as well as the requirements of Section 409A, as applicable.

A Participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the Participant’s deferral Account balances, except in limited circumstances as permitted under the Plan.

The Company’s Board of Directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA “) provides that the Registrant shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Registrant against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Registrant, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Registrant. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful. Section 33-776 of the CBCA provides that the Registrant shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Registrant under Section 33-771. An officer of the Company who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification under said section.

The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Section 771(d) of the CBCA provides that, unless ordered by a court, the Registrant shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Registrant, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Registrant to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Registrant against reasonable expenses incurred by him in connection with the proceeding.

Section 33-773 of the CBCA provides that the Registrant may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 33-771 of the CBCA and an undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Registrant shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-771. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more disinterested directors, a majority vote of all the disinterested directors or by a majority vote of the members of a committee of two or more disinterested directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Registrant or such other or additional officer or officers as the board of directors may specify.

Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation, as amended, of the Registrant provide for indemnification of directors, officers and other persons as follows:

SIXTH: The personal liability of any person who is or was a director of the Company to the Company or its stockholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Company during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Amended and Restated Certificate of Incorporation of the Company by the stockholders and the Board of Directors of the Company shall not adversely affect any right or protection of a person who is or was a director of the Company existing at or prior to the time of such repeal or modification.

SEVENTH: A. The Company shall, to the fullest extent permitted by law, indemnify its directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Company shall indemnify each director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SEVENTH.

The Company shall indemnify each officer of the Company who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Company is permitted to provide the same to a director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B. Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Company to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Company.

C. The Company may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SEVENTH on such terms and conditions as may be established by the Board of Directors.

D. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Company for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Company to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 33-777 of the CBCA authorizes the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers. The directors and officers of the Registrant are covered by liability insurance. The Registrant has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors, for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees’ Retirement Plan and Trust.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit No.	Description of Document

5.1*	Legal Opinion of Murtha Cullina LLP

10.1	2017 Connecticut Water Company Deferred Compensation Plan, effective as of January 1, 2017 (incorporated by reference from Exhibit 10.1 to Form 8-K, as filed with the SEC on December 16, 2016.)

23.1*	Consent of Baker Tilly Virchow Krause, LLP Independent Registered Public Accounting Firm

23.2*	Consent of Murtha Cullina LLP (included in the opinion filed herewith as Exhibit 5.1)

24*	Power of Attorney of directors of Connecticut Water Service, Inc.

*	Filed herewith.

Item 9. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) to include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.

5.1*	Legal Opinion of Murtha Cullina LLP

10.1	2017 Connecticut Water Company Deferred Compensation Plan, effective as of January 1, 2017 (incorporated by reference from Exhibit 10.1 to Form 8-K, as filed with the SEC on December 16, 2016.)

23.1*	Consent of Baker Tilly Virchow Krause, LLP Independent Registered Public Accounting Firm

23.2*	Consent of Murtha Cullina LLP (included in the opinion filed herewith as Exhibit 5.1)

24*	Power of Attorney of directors of Connecticut Water Service, Inc.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, in the State of Connecticut, on November 20, 2017.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit
Name: David C. Benoit
Title: Interim President and Chief Executive Officer, Senior Vice President – Finance, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Benoit David C. Benoit Principal Financial Officer	Interim President and Chief Executive Officer, Senior Vice President – Finance, Chief Financial Officer and Treasurer	November 20, 2017

/s/ Robert J. Doffek Robert J. Doffek (Principal Accounting Officer)	Controller	November 20, 2017

/s/ Richard H. Forde* Richard H. Forde	Director	November 20, 2017

/s/ Mary Ann Hanley* Mary Ann Hanley	Director	November 20, 2017

/s/ Heather Hunt* Heather Hunt	Director	November 20, 2017

/s/ Bradford A. Hunter* Bradford A. Hunter	Director	November 20, 2017

/s/ Lisa J. Thibdaue* Lisa J. Thibdaue	Director	November 20, 2017

/s/ Carol P. Wallace* Carol P. Wallace	Director	November 20, 2017

/s/ Ellen C. Wolf* Ellen C. Wolf	Director	November 20, 2017

*By: /s/ David C. Benoit* David C. Benoit Attorney-in-Fact